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                                                                    Exhibit 99.1

[MANPOWER LOGO]

FOR IMMEDIATE RELEASE                     Contact:  Tracy Shilobrit
                                                    Manpower Inc.
                                                    414-906-6088
                                                    tracy.shilobrit@manpower.com


           MANPOWER INC. NAMES JACK M. GREENBERG TO BOARD OF DIRECTORS

MILWAUKEE, WI, USA (October 29, 2003) - Manpower Inc. (NYSE: MAN) today announced that Jack M. Greenberg, retired chairman and chief executive officer of McDonald's Corporation, has been appointed to its board of directors, effective immediately.

         "Jack Greenberg's experience in leading McDonald's Corporation and serving on the boards of global companies will help us continue to strengthen Manpower for future growth," said Jeffrey A. Joerres, chairman and chief executive officer of Manpower Inc.

         During his 20-year tenure at McDonald's Corporation, Greenberg held several key management positions, including chairman, vice chairman, CEO, president, vice president, and chairman of McDonald's USA. Prior to joining McDonald's, he was director of tax services for both the Midwest region and the Chicago Office of Arthur Young & Company.

         Greenberg currently serves on the boards of Abbott Laboratories, Allstate, Hasbro and First Data Corporation. He is a member of the board of trustees of DePaul University, where he previously served as chairman. He is also a member of the board of trustees for Institute of International Education, Ronald McDonald House Charities, The Field Museum, and the Chicago Symphony Orchestra.

         A certified public accountant, Greenberg holds a business degree and juris doctorate degree from DePaul University.

         Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 4,000 offices in 63 countries. The firm annually provides employment to two million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells. More information on the Manpower Inc. board of directors and corporate governance policies can be found on the company's Web site at www.manpower.com in the section titled, "About Manpower."


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  MANPOWER INC. o P.O. BOX 2053 o 5301 N. IRONWOOD RD., MILWAUKEE, WI 53201 o
                  USA o PHONE 414-961-1000 o www.manpower.com